EXHIBIT 99(a)(1)(x)

                                    Firstbank
                                   CORPORATION
                                     [LOGO]

                      Questions and Answers about the Offer
                                       of
                              Firstbank Corporation
                    to Purchase for Cash up to 500,000 Shares
                   of its Common Stock at a Purchase Price of
                                $30.00 per Share
                                  June 15, 2004

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                      Questions and Answers about the Offer
                                       of
                              Firstbank Corporation
                          to Purchase its Common Stock

      The following information is designed to answer frequently asked questions about the Offer by Firstbank Corporation to purchase up to 500,000 of its common shares. Shareholders are referred to the Offer to Purchase and Letter of Transmittal for a detailed description of the terms and conditions of the offer.

Q.    What is this offer to purchase?

A. Firstbank Corporation is inviting its shareholders to tender shares of its common stock, no par value, at a price of $30.00 per share in cash upon the terms and subject to the conditions set forth in its Offer to Purchase, dated June 15, 2004, and in the enclosed Letter of Transmittal.

Q.    Why is Firstbank Corporation making this offer to purchase?

A. Firstbank Corporation is making this offer because its management believes that the purchase of shares is an attractive use of part of Firstbank Corporation's available capital that should result in an increase of earnings per share and return on equity. This offer will also provide liquidity to the shareholders by giving them an opportunity to sell all or part of their investment in the shares on potentially more favorable terms than would otherwise be available in the financial markets.

      Increased liquidity is important because we expect that Firstbank Corporation may be removed from the Russell 3000 Index when the index is reconstituted on June 25, 2004. Mutual funds based on the Russell 3000 Index will be required to sell our shares and this offer provides enhanced liquidity.

Q. What is the market price for Firstbank Corporation common shares in relation to the purchase price in this offer?

A. The purchase price in this offer is $30.00 per share. On June 10, 2004, the closing price for the shares on the NASDAQ Stock Market was $27.08 per share on volume of 12,900 shares. You should obtain current market quotations for Firstbank Corporation common shares prior to making a decision regarding the offer. The trading symbol for Firstbank Corporation common shares is "FBMI."

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Q.    What will happen if more than 500,000 shares are tendered?

A. In the event more than 500,000 shares are tendered, shares tendered will be acquired by Firstbank Corporation (a) first from any shareholder who owns, beneficially or of record, an aggregate of fewer than 100 shares and who validly tenders all of his or her shares, and (b) then from all other tendering shareholders subject to proration as described in the Offer to Purchase. We reserve the right to purchase additional shares up to 2% of the outstanding shares, subject to applicable legal requirements.

Q.    How do I tender my shares?

A. If you hold your shares in certificate form, you must return a properly completed Letter of Transmittal (the blue form) and any other documents required by the Letter of Transmittal, together with the certificates for the shares being tendered, to the depositary, Registrar and Transfer Company, which must be received by them by 5:00 p.m. Eastern time on Friday, July 30, 2004.

      If you hold your shares in book-entry form in the Firstbank Corporation Dividend Reinvestment Plan, you must return a properly completed Letter of Transmittal (the blue form) and any other documents required by the Letter of Transmittal, to the depositary, Registrar and Transfer Company, which must be received by them by 5:00 p.m. Eastern time on Friday, July 30, 2004. Shares held in our Dividend Reinvestment Plan include shares you hold directly in book-entry form, shares purchased upon reinvestment of dividends, and shares purchased with employee contributions to our Employee Stock Purchase Plan.

      Participants in the Firstbank Corporation 401(k) Plan are not eligible to tender shares they hold indirectly in the Firstbank Corporation Stock Fund in the 401(k) Plan.

Q.    How do I tender my shares if my shares are held by my broker?

A. If your shares are registered in street name with a broker, dealer, commercial bank, trust company or other nominee, you will need to contact your broker, bank or other nominee and instruct the nominee to make the tender of your shares for you. You cannot tender your shares using the Letter of Transmittal even though you may have received one for your information.

      If you are a broker and are tendering shares in book-entry form for your customers, you must comply with the book-entry delivery procedure described in Section 3 of the Offer to Purchase.

Q. What do I do if I have lost my certificates, or if they have been mutilated, destroyed or stolen, but I still want to tender them?

A. You should indicate that the certificates have been lost by completing the box concerning lost certificates in the Letter of Transmittal and by signing the box labeled "Affidavit for Lost Stock Certificates," and deliver the Letter of Transmittal to the depositary after properly completing and duly executing it.

Q.    Do I have to sell my shares to Firstbank Corporation?

A.    No. No shareholder is required to tender any shares.

Q. What happens if I do not tender my shares to Firstbank Corporation to purchase?

A. Nothing will happen if you do not tender any or all of your shares. Your shares will remain outstanding without a change in the terms or ownership rights. You will continue to own the same number of shares without any adjustment, and you will continue to receive the same dividend and voting rights. However, as Firstbank Corporation will purchase up to 500,000 of its outstanding shares, the percentage of the outstanding shares which you own will increase due to the reduction in the number of outstanding shares.


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

Q.    What if the terms of the offer change?

A. In the event the expiration date is extended or if the terms of the offer are materially changed, Firstbank Corporation will give notice of the change. Under some circumstances, for example, if we increase or decrease the price to be paid for the shares, we will extend the tender offer for an additional ten business days from the date we give notice of the change, during which you may withdraw your tender.

Q.    Is there any brokerage commission?

A. No. Firstbank Corporation will purchase shares directly from each shareholder at the purchase price without the use of a broker. If you hold shares through a broker or bank, however, you should ask your broker or bank to see if you will be charged a fee to tender your shares.

Q.    Can I change or cancel my tender?

A. You may increase or decrease the number of shares indicated in the Letter of Transmittal or withdraw it entirely up until 5:00 p.m., Eastern time on Friday, July 30, 2004. If you desire to change or withdraw your tender, you are responsible to make certain that a valid withdrawal is received by the July 30, 2004 deadline. Except as discussed in the Offer to Purchase, tenders are irrevocable after the July 30, 2004 deadline.

Q.    Can you summarize the process by which shares are validly tendered?

A. Generally, for certificated shares you must complete the Letter of Transmittal (the blue form) as follows:

      o List the certificates and the number of shares that you are tendering in the box captioned "Description of Shares Tendered."

      o If you hold your shares directly in book-entry form in the Firstbank Corporation Dividend Reinvestment Plan, list the number of shares that you are tendering in the box captioned "Description of Shares Tendered" and mark "DRP" in the column labeled "Certificate Number(s) or if applicable indicate "DRP".

      o If you want to give us special payment instructions, complete the box captioned "Special Payment Instructions."

      o If you want to give us special delivery instructions, complete the box captioned "Special Delivery Instructions."

      o If you are an odd lot holder with less than 100 shares who is tendering all your shares, complete the box captioned "Odd Lots."

      o If you want to make a conditional tender of shares, complete the box captioned "Conditional Tender."

      o If your shares are being delivered by book-entry transfer to Registrar and Transfer Company's account at DTC, complete the box that begins "Check here if tendered shares are being delivered by book-entry transfer to the Depositary's account at the Book-Entry Transfer Facility and complete the following."

      o Complete the substitute Form W-9 to certify your tax identification number.

      o Sign the Letter of Transmittal in the box captioned "Signature(s) Required" (in certain circumstances, signatures must be guaranteed in the next box captioned "Signature(s) Guarantee Required.")

      To validly tender your shares, you must either deliver your share certificates or comply with the book-entry delivery requirements. See Section 3 of the Offer to Purchase. These documents must be received by the depositary no later than 5:00 p.m., Eastern time, on July 30, 2004, unless you comply with the procedures for guaranteed delivery as described on the Offer to Purchase.

      If you are tendering shares held by a broker, commercial bank, trust company or other nominee, you must complete the "Instruction Form, Instructions for Tender of Shares of Firstbank Corporation" (the white form) as follows:


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

      o Indicate the number of shares you want tendered by the broker, commercial bank, trust company or other nominee.

      o If you are an odd lot holder with less than 100 shares who is tendering all your shares, complete the box captioned "Odd Lots."

      o If you want to make a conditional tender of shares, complete the box captioned "Conditional Tender."

      o Sign the Instruction Form and complete the address, phone number, date and tax identification number information.

      o Forward the Instruction Form to the broker, commercial bank, trust company or other nominee in ample time to allow a tender on your behalf on or before the expiration date of the Offer. Please see
            Section 3 of the Offer to Purchase and the Letter of Transmittal for more details about how to tender your shares.

      If you want to tender your shares but your share certificates are not immediately available or cannot be delivered to the depositary before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the depositary before the expiration date, you can still tender your shares, if all of the following conditions are satisfied:

            (1) the tender is made by or through an eligible guarantor institution,

            (2) the depositary receives by hand, mail, overnight courier or facsimile transmission, before the expiration date, a properly completed and duly executed Notice of Guaranteed Delivery (the yellow form) in the form provided with the Offer to Purchase, specifying the price at which shares are being tendered, including (where required) signature guarantees by an eligible guarantor institution in the form set forth in the Notice of Guaranteed Delivery; and

            (3) all of the following are received by the depositary within three Nasdaq trading days after the date of receipt by the depositary of the Notice of Guaranteed Delivery:

                  (i) one of (a) the certificates for the shares or (b) a
            confirmation of receipt of the shares pursuant to the procedure for book-entry transfer,

                  (ii) one of (a) a properly completed and executed Letter of
            Transmittal or a manually executed facsimile of it, including any required signature guarantees, or (b) an agent's message in the case of a book-entry transfer; and

                  (iii) any other documents required by the Letter of
            Transmittal.

Q. Is Firstbank Corporation making any recommendation as to whether shareholders should tender their shares?

A. Neither Firstbank Corporation nor its Board of Directors makes any recommendation to any shareholder as to whether to tender all or any shares. Directors, officers and employees of Firstbank Corporation who own shares are permitted to participate in this offer on the same basis as our other shareholders. One of our officers has indicated to us that he intends to tender approximately 3,000 shares pursuant this offer. However, he has not committed to the offer and he is not obligated to tender their shares. Each shareholder must make his or her own decision as to whether to tender shares and, if so, how many shares to tender. There is no assurance that the market price for the shares will remain at the offer price for any length of time following the expiration of the offer or that Firstbank Corporation will initiate other repurchases of its shares in the future.

Q.    How can I get more information?

A. If you have any questions, please call our Dealer Manager/Information Agent, Howe Barnes Investments, Inc., at (800) 929-4693, from 8:30 a.m. to 4:30 p.m., Central time, or our Firstbank Corporation Call Center at (989) 466-7366 from 8:30 a.m. to 4:30 p.m., Eastern time, Monday through Friday.


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

      This brochure is neither an Offer to Purchase nor a solicitation of an offer to sell securities. The Offer to Purchase the common shares of Firstbank Corporation is made only by the Firstbank Corporation Offer to Purchase document dated June 15, 2004 and the accompanying Letter of Transmittal.


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